Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157943, 333-170385 and 333-170385-01 on Forms S-3, and Registration Statement Nos. 333-127811, 333-127812, 333-107743, 333-166888 and 333-170706 on Forms S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedules of NiSource Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Columbus, Ohio

February 24, 2012